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  VIA FACSIMILE                                                 June  27, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn: Grace Lee, Stop 4-9

            Re:  E-data Corporation (File No. 001-31327)

Dear Sir or Madam:

     Please be advised that E-data Corporation hereby withdraws its Registration Statement on Form 10-SB, which was submitted on May 15, 2002.

                                                     Very truly yours,



                                                     By: /s/Tibor Tallos
                                                       ------------------------
                                                        Tibor Tallos, President